UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nutrisystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 3, 2018

Dear Fellow Stockholders:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders on Wednesday, May 9, 2018 at 10:00 a.m. (ET). This year’s annual meeting will be a completely virtual meeting of stockholders. You will be able to attend our 2018 Annual Meeting of Stockholders, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ntri2018. Be sure to have your 12-Digit Control Number to join the meeting.

During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed herewith is your proxy card, which includes instructions for voting, and our 2017 Annual Report.

Your vote is extremely important.

You may vote by telephone, the Internet or mail, as described in the instructions printed on the enclosed proxy card; by using the enclosed proxy card; or by voting in person at the meeting. Whether or not you expect to attend the Annual Meeting, please vote your shares.

I hope you will find it possible to participate in the meeting.

Best regards,

/s/ Michael J. Hagan

Michael J. Hagan
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 9, 2018

To the Stockholders of Nutrisystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held via live webcast at www.virtualshareholdermeeting.com/ntri2018 on Wednesday, May 9, 2018 at 10:00 a.m. (ET). Be sure to have your 12-Digit Control Number to join the meeting. At the Annual Meeting, stockholders will be asked to:

1.	Elect our Board of Directors;

2.	Approve on an advisory basis our Named Executive Officers’ compensation;

3.	Ratify on an advisory basis KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s director nominees (Proposal 1), “FOR” the approval on an advisory basis of the compensation of our Named Executive Officers (Proposal 2), and “FOR” the ratification on an advisory basis of KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2018 (Proposal 3).

Our Board of Directors has fixed the close of business on March 14, 2018 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting online, please complete, sign, date and return the enclosed proxy card in the envelope provided or grant your proxy by telephone, Internet or mail by following the instructions printed on the enclosed proxy card.

By Order of the Board of Directors,

/s/ Ralph J. Mauro

Ralph J. Mauro
Secretary

Fort Washington, Pennsylvania

April 3, 2018

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement and the enclosed form of proxy card, the foregoing Notice of Annual Meeting of Stockholders, and our enclosed 2017 Annual Report (the “Annual Report”), which are first being mailed to stockholders on or about April 3, 2018, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Nutrisystem, Inc., a Delaware corporation (“Nutrisystem” or the “Company”), for use at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via live webcast at www.virtualshareholdermeeting.com/ntri2018 on Wednesday, May 9, 2018 at 10:00 a.m. (ET), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on March 14, 2018 (the “Record Date”) shall be entitled to notice of, and to vote at, the Annual Meeting.

Our Board unanimously recommends that you vote as follows:

•	Proposal 1: “FOR” the election of the Board’s director nominees,

•	Proposal 2: “FOR” the approval on an advisory basis of the compensation of our Named Executive Officers (“NEOs”), and

•	Proposal 3: “FOR” the ratification on an advisory basis of KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2018:

This Proxy Statement and the enclosed form of proxy card, and the enclosed Annual Report, are available at: https://materials.proxyvote.com/67069D.

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ii.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because our Board is asking (technically called soliciting) holders of our common stock to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for May 9, 2018, commencing at 10:00 a.m. (ET) via live webcast at www.virtualshareholdermeeting.com/ntri2018. Your proxy will be used at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, and the accompanying Annual Report are being mailed to stockholders beginning on or about April 3, 2018.

What will stockholders be voting on?

1.	To elect our Board of Directors;

2.	To approve on an advisory basis our Named Executive Officers’ compensation;

3.	To ratify on an advisory basis KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date (i.e., March 14, 2018), may vote at the Annual Meeting. There were 29,889,477 shares of our common stock outstanding on the Record Date. During the 10 days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Ralph J. Mauro, our Secretary, at 215-706-5300 to arrange a visit to our offices.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

How can you vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1. By Telephone—You can vote your shares by a toll-free telephone number by following the instructions provided on the enclosed proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

2. Over the Internet—You can simplify your voting by voting your shares via the Internet as instructed on the enclosed proxy card. The Internet procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

3. By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board. Unsigned proxy cards will not be voted.

4. In Person Vote at the Annual Meeting Online—Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/ntri2018. The live webcast starts at 10:00 a.m. (ET). Stockholders may vote and submit questions while attending the Annual Meeting on the Internet. Please have your 12-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ntri2018. Questions regarding how to attend and participate via the Internet will be answered by calling 1-855-449-0991 30 minutes prior to the start, and for the duration, of the Annual Meeting.

Beneficial Owners, Broker Non-Votes and Abstentions

Most of our stockholders hold their shares in “street name” through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee in how to vote your shares. We encourage you to provide voting instructions to your broker, bank or other nominee.

Brokers, banks, or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks, or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to non-routine matters, including each of the other Annual Meeting proposals. With respect to non-routine matters, if beneficial owners do not provide voting instructions, these are called “broker non-votes.” As a result, in the event of a broker non-vote, such beneficial owners’ shares will be included in determining whether a quorum is present, but otherwise will not be counted. In addition, abstentions will be included in determining whether a quorum is present but otherwise will not be counted. Thus, a broker non-vote or an abstention will make a quorum more readily obtainable, but a broker non-vote or an abstention will not otherwise affect the outcome of a vote on a proposal that requires a plurality or majority of the votes cast. We encourage you to provide voting instructions to the organization that holds your shares.

Can you change your vote or revoke your proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	notifying our Secretary, Ralph J. Mauro, in writing, at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, that you are revoking your proxy;

•	submitting a later dated proxy card;

•	voting again by telephone or over the Internet; or

•	attending and voting at the Annual Meeting online.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your broker, bank, or other nominee pursuant to the instructions you have received from them.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Dawn M. Zier, our President and Chief Executive Officer, and Ralph J. Mauro, our Senior Vice President, General Counsel and Secretary. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting online, please use the means available to you to vote by proxy so that your shares of common stock may be voted.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote:

•	Proposal 1: “FOR” the election of the director nominees nominated by our Board of Directors,

•	Proposal 2: “FOR” the approval on an advisory basis of the compensation of our Named Executive Officers, and

•	Proposal 3: “FOR” the ratification on an advisory basis of KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2018.

We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

What constitutes a quorum?

The holders of a majority of the 29,889,477 shares of common stock outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the record date, until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1 (Election of Directors)—For Proposal 1, the nominees will be elected by a plurality of the votes of the shares present by attendance at the Annual Meeting or represented by proxy and voted. This means that the nominees with the most votes for election will be elected. You may choose to vote or withhold your vote for such nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposals 2 (Advisory Vote to Approve Our Named Executive Officers’ Compensation), and 3 (Advisory Vote to Ratify KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2018) —For Proposals 2 and 3, the affirmative vote of the holders of shares of our common stock having a majority of the votes cast by the holders of all of the shares of our common stock present in person or represented by proxy and voting on such matter. A properly executed proxy marked “ABSTAIN” with respect to these proposals will not be voted, although it will be counted for purposes of determining the number of shares of common stock present in person or represented by proxy and entitled to vote.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 3 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the United States Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our Board and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2017 and audited our consolidated financial statements for such fiscal year and our internal control over financial reporting as of December 31, 2017. KPMG LLP has been selected by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2018. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the meeting.

Why are you being asked to ratify the selection of KPMG LLP?

Although stockholder approval of our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of KPMG LLP, but will not be required to take any action.

What is “householding” and how does it affect me?

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such documents to you if you write, e-mail or call our Investor Relations Department at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, ir@nutrisystem.com or 646-277-1254.

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our Investor Relations Department, in writing, at the address listed above.

When are stockholder proposals and director nominations for our 2019 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2019 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034, not later than December 3, 2018. If, however, the date of our 2019 Annual Meeting of Stockholders will be on or before April 9, 2019 or on or after June 8, 2019, then the deadline will be a reasonable time before we begin to print and send out our proxy materials. The dates referenced below with respect to proposing an item of business at our 2019 Annual Meeting will not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

In addition, under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that a nomination for director nominee(s) and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. We must receive written notice of your intention to introduce a nomination or to propose an item of business at our 2019 Annual Meeting of Stockholders:

•	on or after January 9, 2019, but on or before February 8, 2019; or

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if the 2019 Annual Meeting of Stockholders will be held before April 14, 2019 or after June 3, 2019, then no later than the close of business on the 10th day following the date on which notice of the date of the 2019 Annual Meeting of Stockholders is mailed or public disclosure of the date of the 2019 Annual Meeting of Stockholders is made, whichever first occurs.

Any such notice must include all of the information required to be in such notice pursuant to our bylaws.

THE PROPOSALS

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws provide that the number of members of our Board shall be as fixed by our Board from time to time. The number of members of our Board is currently fixed at eight. The first proposal before the stockholders at the Annual Meeting is the election of our Board. Our Board recommends to our stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2019 and the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Michael D. Mangan, Brian P. Tierney, Andrea M. Weiss and Dawn M. Zier.

All nominees are presently directors, who have consented to be named herein and agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as a director is set forth in the section of this Proxy Statement entitled “Our Board of Directors—Our Directors.”

Our Board unanimously recommends a vote “FOR” each of the Board’s eight director nominees listed in Proposal 1 on the enclosed proxy card.

PROPOSAL 2—ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

We are again providing our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of the Named Executive Officers (“NEOs”) identified in this Proxy Statement.

Our compensation program is designed with a “pay-for-performance” philosophy, the primary objectives of which are to:

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Attract and retain highly skilled executives. Our compensation philosophy is to provide target Total Direct Compensation (“TDC”) opportunities that approximate the market median for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.

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Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.

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Align the interests of management with those of our stockholders. A substantial portion of compensation to our NEOs is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require NEOs to acquire and maintain a meaningful ownership position in our stock.

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Adhere to high standards of corporate governance. Our program has balance between fixed and variable, short-term and long-term, and cash and equity components, which mitigates compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.

Stockholders are urged to review the “Executive Compensation” section of this Proxy Statement for more information.

We are asking our stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2018 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs.

Our Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—ADVISORY VOTE TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We are submitting our selection of an independent registered public accounting firm for ratification on an advisory basis by our stockholders at the Annual Meeting. KPMG LLP has audited our historical consolidated financial statements for all annual periods since 2002. Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to our stockholders for ratification on an advisory basis as a matter of good corporate practice. If our stockholders do not ratify the selection, our Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, our Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Nutrisystem and our stockholders.

Our Board unanimously recommends a vote “FOR” Proposal 3.

OUR BOARD OF DIRECTORS

Our Directors

The current members of our Board are set forth below. Six of our current Board members (i.e., Messrs. Guyardo, Hagan, Herratti and Mangan and Mses. Weiss and Zier) were first elected to our Board in 2012 or later. Each of the directors set forth below is serving a term set to expire at the Annual Meeting, and each possesses particular experiences, qualifications, attributes and skills, summarized below, to provide meaningful input and guidance to our Board and our management.

Robert F. Bernstock, 67, has served on our Board since December 2005. Since July 2017, Mr. Bernstock has served as President and Chief Executive Officer of Realtime Media LLC, a digital marketing services firm. From July 2010 until June 2017 Mr. Bernstock was self-employed as an independent consultant and board member for consumer products companies. Mr. Bernstock previously served as President of the Mailing and Shipping Services division of the United States Postal Service from June 2008 to June 2010. Prior to that, Mr. Bernstock served as Chairman and Chief Executive Officer of SecureSheet Technologies, a private software company, from September 2006 to May 2008, President and Chief Operating Officer of The Scotts Miracle-Gro Company, a marketer of branded consumer lawn and garden products, from October 2005 through September 2006, and President of North America for The Scotts Miracle-Gro Company from May 2003 to September 2005. He was a Senior Vice President and General Manager of The Dial Corporation, a manufacturer of personal-care and household-cleaning products, during 2002 and 2003. Mr. Bernstock was President and Chief Executive Officer and a director of Vlasic Foods International, a manufacturer and marketer of convenience food products, from 1998 to 2001. Prior to that, he held various management positions with Campbell Soup Company from 1985 to 1998, including as Executive Vice President (1997-1998), President of the U.S. Grocery Division (1996-1997), and President of the International Grocery Division (1993-1996). Mr. Bernstock has served as a director of The Pantry, Inc. (Nasdaq: PTRY) from October 2005 until March 2014, and he also serves as a director of a number of private companies, including City Barbeque and Encap.

Our Board believes that Mr. Bernstock is qualified to serve on our Board based on the breadth and diversity of his executive leadership experience and marketing experience, as well as his extensive corporate experience in working with diverse boards of directors and overseeing management. This background has provided him with a collection of corporate best practices and strategies to help inform our Board’s general corporate decision-making.

Paul Guyardo, 56, has served on our Board since June 2012. On January 1, 2018, Mr. Guyardo retired after a 33-year career in marketing and television. From October 2015 to December 2017, Mr. Guyardo served as the Chief Commercial Officer for Discovery Communications, a global media company reaching 3 billion viewers in 220 countries and territories, overseeing $2 billion in revenue and a 550-person division comprised of U.S. Ad Sales, Digital Media and Global Enterprises. From 2005 until July 2015, Mr. Guyardo held several executive positions at DIRECTV, the nation’s leading satellite television provider, including Chief Revenue and Marketing Officer (2012-2015), Chief Sales and Marketing Officer (2007-2012), and Chief Marketing Officer (2005-2007). Prior to joining DIRECTV, Mr. Guyardo served in a range of positions in marketing, consumer services, and product management with Kmart Corporation (2004 to 2005), Home Shopping Network (1996 to 2004), AT&T (1994 to 1996), and Johnson & Johnson (1991 to 1994). He started his career in the advertising industry representing consumer brands such as Noxzema Skin Care, Procter & Gamble, and Frito Lay.

Our Board believes that Mr. Guyardo is qualified to serve on our Board based on his experiencing diverse experience in marketing, consumer services, and product management with some of the U.S.’s most recognizable brands.

Michael J. Hagan, 55, has served on our Board since February 2012 and has been Chairman of the Board since April 2012. Mr. Hagan previously served as the Company’s Chairman and Chief Executive Officer from

December 2002 to May 2008, as our non-executive Chairman from May 2008 to November 2008, and as our Lead Independent Director from February 2012 to April 2012. Mr. Hagan is co-founder and Managing Partner of Hawk Capital Partners. Hawk Capital Partners, founded in December 2014, is a private equity firm focused on lower middle market businesses. From June 2013 until May 2014, Mr. Hagan was the President of LifeShield, Inc., a national, wireless home security system provider, and a subsidiary of DIRECTV, which acquired LifeShield in June 2013. Prior to such acquisition, from December 2009 to May 2013, Mr. Hagan served as Chief Executive Officer, President and Chairman of LifeShield. Previously, Mr. Hagan was the co-founder of Verticalnet Inc., a technology firm that provided supply management software and also created industry marketplaces, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan served as a director of Actua Corporation (Nasdaq: ACTA) from June 2007 to February 2018 and currently serves as a director of Franklin Square Investment Corp. (NYSE: FSIC) since April 2011 and as a trustee of Saint Joseph’s University since May 2017.

Our Board believes that Mr. Hagan is qualified to serve on our Board based on his extensive knowledge of the business of Nutrisystem, having previously served as Nutrisystem’s Chief Executive Officer, as well as his significant experience as an entrepreneur and senior executive at other public and private businesses.

Jay Herratti, 51, has served on our Board since April 2013. Since May 2014, Mr. Herratti has served as the Executive Director of TEDx, a global event and digital media platform formed to discover “ideas worth spreading” and supported by the private non-profit Sapling Foundation. From September 2004 to May 2012, Mr. Herratti held various positions with IAC/InterActiveCorp., or IAC, including as the Chief Executive Officer of CityGrid Media, LLC, or CityGrid Media, an online media company that connected web and mobile publishers with local advertisers, from April 2007 to April 2012. CityGrid Media owned and operated leading consumer websites Urbanspoon, Citysearch and InsiderPages, as well as CityGrid, a local content and advertising network. From September 2004 to April 2007, Mr. Herratti served in several positions while at IAC, including SVP Strategic Planning, Chief Executive Officer of Evite, Interim Chief Executive Officer of IAC Advertising Solutions, and SVP Strategy for Home Shopping Network. Prior to joining IAC, Mr. Herratti held the position of SVP e-Business Strategy and Development for Federated Department Stores and, prior to that, he held senior positions with The Boston Consulting Group and GE Capital. Mr. Herratti has a B.S. in Business & Management from the University of Maryland at College Park, and an MBA from INSEAD in Fontainbleu, France.

Our Board believes Mr. Herratti is qualified to serve on our Board based on his extensive experience in digital and Internet-based businesses.

Michael D. Mangan, 61, has served on our Board since July 2015. Since March 2010, Mr. Mangan has been retired. Until its acquisition by Stanley Black & Decker, Inc. (formerly The Stanley Works) in March 2010, Mr. Mangan served as The Black & Decker Corporation’s Senior Vice President and President–Worldwide Power Tools and Accessories (from September 2008 until March 2010) and its Senior Vice President and Chief Financial Officer (from January 2000 to September 2008). From November 1994 until November 1999 he served as the Executive Vice President & Chief Financial Officer of The Ryland Group, Inc. From August 1981 to November 1994, Mr. Mangan served in several positions while at General Motors Corporation and its subsidiary, General Motors Acceptance Corporation, including as Executive Vice President and Group Chief Financial Officer. He currently serves as the lead independent director of McCormick & Company, Incorporated (NYSE: MKC), on the Board of Directors and Audit Committee of The Baltimore Life Companies and on the Board of Directors of Dunbar Armored, Inc. Mr. Mangan has a Bachelor of Mechanic Engineering from Kettering University (General Motors Institute) and an MBA from Dartmouth College’s Amos Tuck School of Business Administration.

Our Board believes that Mr. Mangan is qualified to serve on our Board based on his extensive executive leadership and corporate experience, as well as his substantial financial and accounting expertise in connection with his past services as the chief financial officer of public companies.

Brian P. Tierney, 61, has served on our Board since February 2003. Since September 2010, Mr. Tierney has served as the Chairman and Chief Executive Officer of Brian Communications, a strategic communications firm. From September 2010 to June 2017, Mr. Tierney also served as the Chief Executive Officer of Realtime Media LLC, a digital marketing services firm. Prior to that, Mr. Tierney was the Publisher of the Philadelphia Inquirer and Daily News and Chief Executive Officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code. Mr. Tierney previously served as Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm from 2005 to 2006. From 2004 to 2005, he served as Vice Chairman of Advanta Corp., a financial services company that served the small business market. Prior to that, he was the founding partner of T2 Group, a public relations firm, from 2003 until it was sold to Advanta Corp. in 2004. Mr. Tierney currently serves on the Board of Directors of Republic First Bancorp. Inc. (Nasdaq: FRBK). Mr. Tierney also serves on a variety of civic, educational and charitable boards of directors.

Our Board believes that Mr. Tierney is qualified to serve on our Board based on his extensive corporate leadership background, having served as chief executive officer of several businesses, as well as his significant marketing experience.

Andrea M. Weiss, 62, has served on our Board since March 2013. She is the founder and current President and Chief Executive Officer of Retail Consulting, Inc., a boutique consulting firm specializing in retail and consumer brands, and has served as its President and Chief Executive Officer since its formation in October 2002. In January 2014, Ms. Weiss also co-founded and is currently the Managing Member of The O Alliance LLC, a new branch of Retail Consulting, Inc., which provides consulting services with respect to omni-channel retailing. She has extensive specialty retail experience having served in several senior executive positions with dELiA*s Inc., The Limited, Inc., Intimate Brands, Inc., Guess, Inc., and Ann Taylor Stores, Inc. Ms. Weiss currently serves on the boards of directors of Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) and Chico’s FAS, Inc. (NYSE: CHS). Previously, Ms. Weiss served on the boards of directors of The Pep Boys—Manny, Moe & Jack from 2013 to 2016, Grupo Cortefiel from 2006 to 2007, GSI Commerce, Inc. from 2006 to 2011, eDiets.com, Inc. from 2004 to 2009 and Brookstone, Inc. from 2002 to 2005. Ms. Weiss also serves on several private advisory boards. In 2016, Ms. Weiss was named by the National Association of Corporate Directors (NACD) as one of America’s Top 100 Directors and in 2017 Ms. Weiss achieved NACD Leadership Board Fellowship status, the highest credential awarded for independent board members.

Our Board believes that Ms. Weiss is qualified to serve on our Board based on her extensive corporate background in marketing and brand development, specifically in the diet industry, her public company board experience, and the recognition she has received from NACD as a leading independent director.

Dawn M. Zier, 53, has served as our President and Chief Executive Officer and as a member of our Board since November 2012. Before joining us, Ms. Zier served as the President of International at The Reader’s Digest Association, Inc., a global media and direct marketing company (the “Reader’s Digest Association”), from April 2011 until November 2012, and as an Executive Vice President of the Reader’s Digest Association, from February 2011 until November 2012. From October 2009 to April 2011, Ms. Zier served as President, Europe of the Reader’s Digest Association. Prior to serving in these roles, Ms. Zier served as the President of Global Consumer Marketing for the Reader’s Digest Association from June 2008 to October 2009 and as the President and Chief Executive Officer of Direct Holdings U.S. Corp., a marketer of audio and video products and at such time a subsidiary of the Reader’s Digest Association, from June 2009 to October 2009. From August 2005 to June 2008, Ms. Zier served as the President of North American Consumer Marketing for the Reader’s Digest Association. In February 2013, RDA Holdings, Co., the holding company and parent of Reader’s Digest Association, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code. Ms. Zier currently serves on the board of Spirit Airlines (Nasdaq: SAVE), joining in 2015, and the board of The Hain Celestial Group (Nasdaq: HAIN), joining in 2017. Ms. Zier served on the Velo Holdings

Inc. Board of Directors from 2015 to 2016, Marketing Edge’s Board of Trustees from 2010 to 2012, and the Direct Marketing Association’s Board of Directors from 2008 to 2015, while also serving as its Nominating Committee Chair and Secretary from 2012 to 2014. From 2005 to 2009, she chaired the Magazine’s Director’s Advisory Committee for the Audit Bureau of Circulations.

Our Board believes that Ms. Zier is qualified to serve on our Board based on her extensive management leadership experience, which has provided Ms. Zier with significant knowledge of sound corporate governance practices, as well as her intimate knowledge of the business and affairs of Nutrisystem, as its Chief Executive Officer.

Corporate Governance—Board and Committees

Our Board is responsible for the supervision of our overall affairs. Our Board met on 10 occasions during the year ended December 31, 2017. Regularly scheduled executive sessions of the Board’s independent directors were held as well. Each of our directors attended at least 75% of all Board and applicable committee meetings during 2017. Directors are encouraged to attend the annual stockholders meeting. All of our directors attended our 2017 Annual Meeting of Stockholders.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each committee and their responsibilities is set forth below under “Board Committees.”

Stockholders and other interested parties may write to the Board, any director, any of the committee chairs or the independent directors as a group at: c/o Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. In addition, stockholders may also communicate by e-mail with our independent directors as a group by sending their correspondence to: nonmanagementdirectors@nutrisystem.com.

Director Independence

Our Board currently consists of eight members, seven of whom our Board has determined are independent directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the Nasdaq Stock Market LLC, are comprised, in part, of those objective standards set forth in the Nasdaq rules. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates. These guidelines are consistent with the independence requirements of the Nasdaq listing standards and are set forth in our Corporate Governance Guidelines, which are available on our website, www.nutrisystem.com.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Michael D. Mangan, Brian P. Tierney and Andrea M. Weiss.

Board Leadership Structure and Risk Oversight

The Company seeks to maintain an appropriate balance between management and the Board. Our Board does not have a policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time it may be in the best interests of the Company.

In April 2012, the Board named Mr. Hagan as Chairman. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and Chief Executive Officer are separate.

This policy allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and Chief Executive Officer.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one director to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings. Our Board conducts at least one executive session at each of its quarterly Board meetings.

Management regularly reports on any potential material risks to the Company at each quarterly Audit Committee and Board meeting. Our Chief Executive Officer and Chief Financial Officer provide these reports on a routine basis. Management reports regularly to the full Board, which also considers the Company’s risk factors. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Compensation of Directors

The following table provides information regarding compensation for our non-employee directors for the fiscal year ended December 31, 2017, which reflects the directors’ fees and stock awards described below. The table does not include reimbursement of travel expenses related to attending Board and Board committee meetings.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Total
Robert F. Bernstock	$71,875	$99,996	$171,871
Paul Guyardo	$62,500	$99,996	$162,496
Michael J. Hagan	$97,500	$99,996	$197,496
Jay Herratti	$60,000	$99,996	$159,996
Michael D. Mangan	$73,750	$99,996	$173,746
Brian P. Tierney	$68,250	$99,996	$168,246
Andrea M. Weiss	$60,000	$99,996	$159,996

(1)	The values reported in the Stock Awards column reflect grants to each of our non-employee directors of 2,012 shares of fully vested common stock on May 10, 2017 in connection with our 2017 Annual Meeting of Stockholders. These values were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (“FASB ASC 718”).
(2)	As of December 31, 2017, the number of shares of unvested restricted stock held by each director was as follows: Michael D. Mangan – 1,339 shares.

Employee directors do not receive any additional compensation for their service as directors. The compensation earned by Ms. Zier, as President and Chief Executive Officer, for 2017 is included in Executive Compensation below under the heading “Summary Compensation Table,” and her outstanding equity awards are included below under the heading “Outstanding Equity Awards at Fiscal Year-End Table.”

Non-employee director compensation is determined by the independent members of our Board, acting on the recommendation of the Compensation Committee. The Board intends to set director compensation at levels competitive with director compensation programs at companies of comparable size, industry, and scope of operations, in order to ensure directors are paid competitively for their time commitment and responsibilities. Providing a competitive compensation package for non-employee directors enables us to attract and retain highly-qualified directors who are critical to our long-term success.

On an annual basis, typically in the first quarter of the year, the Compensation Committee reviews a competitive analysis of non-employee director compensation levels and program structure prepared by its independent consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). Competitive comparisons are made against the same peer group that is used for executive compensation comparisons. The peer group used in the 2017 review is listed in the Compensation Discussion and Analysis section on page 22. Findings from this review indicated our non-employee director compensation was competitive versus the peer group at the time, and our structure reflected best-in-class design with the following provisions:

•	Retainer-only cash compensation with no fees for attending meetings because such attendance is an expected part of board service.

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Additional retainers for serving as a member of certain committees, to reflect the workload involved, and additional retainers for special roles such as the non-executive Board Chair and Committee Chairs to recognize the incremental time and effort required by such positions.

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Equity delivered in the form of full-value shares, where annual grants are based on a competitive fixed-value formula and immediate vesting (with a one-year transfer restriction) avoids director entrenchment.

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Robust stock ownership requirements of five times the annual cash retainer, and a requirement to retain 100% of the net after-tax shares from equity vesting until the required ownership level is achieved and maintained.

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Our Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan (“LTI Plan”), which was approved by our stockholders at the 2017 Annual Meeting of Stockholders, includes a $500,000 annual limit on awards for non-employee directors.

On February 15, 2017, the Board, in connection with further recommendation made by FW Cook after analysis of the board compensation of the Company’s updated peer group, approved increases to the additional annual cash retainers of the chairs of the Board and the Board committees, as follows:

Retainer	Effective January 1, 2016	Effective April 1, 2017
Additional Retainer for Non-Executive Chairman of the Board	$40,000	$50,000

Additional Retainer for Committee Chairs
• Audit	$20,000	$25,000
• Compensation	$15,000	$17,500
• Nominating & Corporate Governance	$10,000	$11,000

These increases were effective as of April 1, 2017. No other changes were made to the Compensation Policy for Non-Employee Directors during 2017.

After the end of the 2017 fiscal year, in February 2018, FW Cook conducted its annual review of non-employee director compensation using the revised peer group as listed in the Compensation Discussion and Analysis section on page 22. Findings from this review indicated our program design and structure continued to reflect best practices, but that our non-employee director compensation levels were below median. With advice from FW Cook, the Compensation Committee recommended, and the Board approved, an increase in the annual equity grant value to each of our non-employee directors to bring total non-employee director compensation closer to median. No changes were made to the other elements of the program.

The Compensation Policy for Non-Employee Directors for 2017 and the policy, as effective May 1, 2018, are outlined in the following table:

Compensation	2017 Compensation Policy for Non-Employee Directors (Effective April 1, 2017)	2018 Compensation Policy for Non-Employee Directors (Effective May 1, 2018)
Annual Board Cash Retainer	$50,000	$50,000

Additional Cash Retainer for Non-Executive Chairman of the Board	$50,000	$50,000

Additional Cash Retainers for Committee Members (Non-Chair)
• Audit	$10,000	$10,000
• Compensation	$7,500	$7,500
• Nominating & Corporate Governance	$5,000	$5,000

Additional Cash Retainers for Committee Chairs
• Audit	$25,000	$25,000
• Compensation	$17,500	$17,500
• Nominating & Corporate Governance	$11,000	$11,000

Annual Equity Award	$100,000 in immediately vested common stock, subject to one- year transfer restriction (1)	$130,000 in immediately vested common stock, subject to one- year transfer restriction (2)

Initial Equity Award	None	None

Director Stock Ownership Guidelines	5x annual cash retainer	5x annual cash retainer

(1)	Non-employee directors received this grant on the date of the 2017 Annual Meeting of Stockholders.
(2)	Non-employee directors will receive this grant on the date of the Annual Meeting.

Stock Ownership Guidelines

We maintain stock ownership guidelines that prohibit sales of our stock by our non-employee directors if those sales would cause the value of a director’s stock holdings to fall below five times such director’s annual cash retainer. Similar guidelines apply to our NEOs (but with ownership thresholds adapted to their positions) and are discussed further below in the Compensation Discussion and Analysis, under the heading “Stock Ownership Guidelines.”

Board Committees

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s consolidated financial statements and the Company’s internal control over financial reporting.

The members of the Audit Committee are Michael D. Mangan (Chairman), Jay Herratti and Andrea M. Weiss. In the opinion of the Board, all of the members of the Committee meet the Nasdaq and SEC independence requirements. The Board has determined that the Audit Committee Chairman, Mr. Mangan, qualifies as an Audit Committee Financial Expert as defined by the rules of the SEC in Item 407(d)(5) of Regulation S-K. For the relevant experience of Mr. Mangan that qualifies him as an audit committee financial expert, please see his biographical information in “Our Board of Directors—Our Directors.”

The Audit Committee operates under a charter adopted by the Board that governs its responsibilities. Copies of the Audit Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees its independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets at least quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to generally accepted accounting principles, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements and internal control over financial reporting.

The Audit Committee met five times in 2017.

For information on audit fees, see “Independent Registered Public Accounting Firm.”

Compensation Committee. The members of the Compensation Committee are Robert F. Bernstock (Chairman), Paul Guyardo and Brian P. Tierney.

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans. The Compensation Committee also advises and makes recommendations to the Board on non-employee director compensation. The Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In addition, the Compensation Committee may, on occasion, approve a pool of equity grants and delegate the authority to the Chief Executive Officer to issue such awards to employees, other than herself, and consultants. The Compensation Committee reports to stockholders on executive compensation items as required by the SEC. In the opinion of the Board, all of the members of the Compensation Committee meet the Nasdaq independence requirements. See “Executive Compensation” for additional information with respect to the role of our Compensation Committee.

The Compensation Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Compensation Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Compensation Committee met five times in 2017.

Compensation Committee Interlocks and Insider Participation. During 2017 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Brian P. Tierney (Chairman), Paul Guyardo and Robert F. Bernstock.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board the structure and operations of the Board and the responsibilities, structure and operation of each Board committee. Additionally, the Nominating and Corporate Governance Committee recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at annual meetings. The Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background, their array of talents and perspectives, and their gender, racial background, religion, and ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our Chief Executive Officer. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034 and giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Nominating and Corporate Governance Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Nominating and Corporate Governance Committee met four times in 2017.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to our directors as well as our employees, including senior financial officers. Every officer and other managerial employee is required to read the Code of Conduct annually. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. A copy of the Code of Conduct is also available on the investor relations section of our website, www.nutrisystem.com.

In the event that we make any amendment to, or grant any waiver including an implicit waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, and that requires disclosure under applicable SEC rules, we intend to disclose the amendment or waiver and the reasons therefor on our website, www.nutrisystem.com, within four business days of the date of the amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of NEOs for 2017, who were:

•	Our President and Chief Executive Officer, Dawn M. Zier

•	Our Executive Vice President and Chief Marketing Officer, Keira Krausz

•	Our Executive Vice President and Chief Financial Officer, Michael P. Monahan

Executive Summary

Performance Highlights

In 2017, we achieved our fourth consecutive year of double-digit revenue growth coupled with strong operating margin expansion as we helped more consumers become healthier versions of themselves through the science-backed weight loss programs that we offer. We were able to attract more new customers to our brands and reactivate more former ones through our successful advertising campaigns and profitable media expansion. Revenue per customer also increased as we engaged more customers throughout all parts of the customer journey. We also proved out our multi-brand strategy, demonstrating that we have a scalable platform to which we can continue to add brands as the right opportunities present themselves. As our business has continued to scale, we also have maintained a disciplined approach to cost management. In addition, during 2017 we focused on several strategic priorities designed to strengthen the business and propel future growth such as building new customer segments, enhancing operations and delivery capabilities, and growing margins.

Our 2017 financial performance was strong; highlights included:

•	Total revenue (“Revenue”) grew to $697.0 million in 2017 from $545.5 million in 2016, an increase of 28%.

•	Net income grew to $57.9 million in 2017 from $35.5 million in 2016, an increase of 63%.

•

Adjusted earnings before interest, taxes, depreciation, amortization and non-cash employee compensation (“Adjusted EBITDA”) grew to $109.4 million in 2017 from $74.8 million in 2016, an increase of 46%.

•	GAAP diluted earnings per share (“EPS”) grew to $1.90 in 2017 from $1.19 in 2016, an increase of 60%.

In addition, during 2017 we accomplished several strategic milestones, including:

•	Proving out the multi-brand platform by successfully launching the South Beach Diet and positioning it for growth.

•	Extending reach into distinct segments with the primary focus for 2017 being expansion of the Nutrisystem for Men® program.

•	Augmenting our capacity and delivery capabilities to meet growing demand for our South Beach Diet and Uniquely Yours brands.

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Driving revenue per customer and contribution by focusing on opportunities to engage and upsell/cross sell customers throughout all parts of the customer journey as well as establishing initiatives to meaningfully increase reactivation revenues.

Executive Compensation Highlights

Our executive compensation program is designed with a “pay-for-performance” philosophy and includes the following elements: base salary, annual cash bonus opportunity, and equity-based long-term incentives (“LTIs”). Each NEO’s 2017 TDC includes variable elements, a significant portion of which is equity-based LTI compensation, as illustrated in the following charts:

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Annual Bonus Achievements: Based on our Adjusted EBITDA performance (weighted 60%), Revenue performance (weighted 20%), and accomplishment of Strategic Goals (weighted 20%), as each is described below, the NEOs earned bonuses equal to 180% of target for 2017 performance.

•

Long-Term Equity Incentives: In January 2017, the Compensation Committee granted LTIs to the NEOs through a combination of performance-based restricted stock units (“PRSUs”) (weighted 50%) and restricted stock awards (“RSAs”) (weighted 50%).

•

2017-2018 PRSUs: PRSUs granted in 2017 may be earned from 0 to 200% of the target number of units, based on our adjusted EPS (“Adjusted EPS”) for the two-year period ending December 31, 2018. Earned PRSUs, if any, vest pro rata based on each participant’s continued employment and are subject to an additional one-year service-vesting period after the end of the two-year performance period.

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2016-2017 PRSUs: The two-year performance period for the PRSUs granted in 2016 ended December 31, 2017. During that period our Adjusted EPS was $3.18, resulting in 200% of the target number of units being earned and converted to common shares. These units vest pro rata based on each participant’s continued employment and are subject to an additional one-year service-vesting period. These units will be paid out on December 31, 2018.

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2015-2016 PRSUs: The two-year performance period for the PRSUs granted in 2015 ended December 31, 2016. During that period our Adjusted EPS was $2.27, resulting in 148% of the target number of units being earned and converted to common shares. These units vested pro rata based on each participant’s continued employment and were subject to an additional one-year service-vesting period. These units were paid out on December 31, 2017.

Governance Highlights

Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of strong corporate governance. Our commitment to strong corporate governance can be understood by reviewing the following list of what we do and do not do:

What We Do:	What We Do Not Do:

✓  The majority of our executive pay is tied to performance.

✓  Fifty percent of our ongoing LTI compensation program is granted in PRSUs, which vest based on the achievement of pre-established, multi-year performance goals and are subject to an additional one-year service-vesting period.

✓  Our Compensation Committee retains a nationally recognized, independent compensation consultant who provides no other services to the Company.

✓  We require our NEOs and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.

✓  We have a compensation recovery (“clawback”) policy.

✓  We require our NEOs to enter into reasonable non-competition and non-solicitation covenants.

×   We do not provide golden parachute excise tax or other tax gross-ups.

×   We do not provide “single-trigger” cash severance upon a change in control.

×   We do not provide “single-trigger” vesting acceleration in annual equity awards upon a change in control.

×   We do not pay dividends on unearned PRSUs.

×   We do not provide significant perquisites or supplemental executive retirement plans.

×   Our equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash, without stockholder approval.

×   We prohibit our NEOs and directors from hedging and pledging Company stock.

Consideration of the Most Recent Stockholder Advisory Votes on Executive Compensation

At the 2017 Annual Meeting of Stockholders, more than 98% of all votes cast were in favor of our executive compensation program. The Compensation Committee interprets the overwhelmingly favorable 2017 vote as an endorsement of our compensation programs and practices, and no changes were made to our programs directly because of the 2017 vote outcome. However, the Compensation Committee regularly reviews and refines our compensation practices to seek to ensure that they remain prudent and effective.

Objectives of our Compensation Program

The primary objectives of our compensation programs are to:

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Attract and retain highly skilled executives. Our compensation philosophy is to provide target TDC opportunities that provide competitive compensation opportunities based upon then-current market data for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.

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Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.

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Align the interests of management with those of our stockholders. A substantial portion of NEO compensation is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require our NEOs to acquire and maintain a meaningful ownership position in our stock.

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Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.

Compensation Decision-Making Process

Role of Compensation Committee and Management

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans.

Management provides input into the design of incentive compensation programs to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual operating plan initially established by management, but approved by our Board, is an important input into the Compensation Committee’s decision-making process. In addition, our Chief Executive Officer works with the Compensation Committee and its independent consultant to develop recommendations for pay levels for executives other than herself, based on competitive market data, internal fairness between executives, past performance and future potential. Members of the management team attend Compensation Committee meetings, but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.

Role of Consultants

The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. During 2017, FW Cook performed the following services:

•	Reviewed the comparative peer group used in competitive pay comparisons and made recommendations for changes.

•	Conducted a competitive analysis of all elements of target TDC for our NEOs and made recommendations for changes, as appropriate.

•	Conducted a competitive analysis of our aggregate LTI grant practices, including annual share usage, annual fair value transfer, and potential dilution.

•	Reviewed the design and structure of our annual and LTI programs.

•	Advised on the key terms of the amendment and restatement of our LTI Plan, which was approved by our stockholders at the 2017 Annual Meeting of Stockholders.

A representative of FW Cook attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings. In addition, FW Cook reviewed our non-employee director compensation program, including a competitive analysis of director pay levels and program structure. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

Peer Group and Benchmarking in 2016 to Establish 2017 Pay Opportunities

The Compensation Committee selected the companies set forth in the table below as our peer group for the 2016 competitive analysis:

1-800-FLOWERS.COM	Nature’s Sunshine Products, Inc.	TiVo Inc.
Blue Nile, Inc.	Nutraceutical Intl. Corp.	USANA Health Sciences
FTD Companies, Inc.	Rosetta Stone Inc.	Vitamin Shoppe, Inc.
Medifast, Inc.	Shutterfly, Inc.	Weight Watchers International Inc.

The peer group companies were selected based on their reasonably similar size to us (as defined by annual revenues and market capitalization), their similar customer and/or product profile, and/or their online or direct marketing focus. As of September 15, 2016, when the analysis of this peer group was conducted, the annual revenues, on a trailing four-quarters basis, for these peer group companies ranged from approximately $202 million to $1.3 billion, and the market caps ranged from $186 million to $2.6 billion. Median revenues were $736 million, compared to our revenues of $507 million (we ranked at the 45th percentile), and median market capitalization was $593 million, compared to our market capitalization of $807 million (we ranked at the 74th percentile).

Consistent with our compensation philosophy, the peer group data was used as input to the Compensation Committee’s decisions on target TDC opportunities for 2017 as the Compensation Committee intended to provide competitive compensation opportunities for our NEOs.

Peer Group and Benchmarking in 2017 to Establish 2018 Pay Opportunities

During 2017, FW Cook performed an independent review of our peer group to determine whether the peer companies remained reasonable for comparison purposes and to identify potential alterations to our peer group. As a result of such review, FW Cook recommended several changes to the Compensation Committee. Three of the peer companies, Blue Nile, Inc., Rosetta Stone Inc. and Vitamin Shoppe, Inc., were removed from the peer group. Blue Nile was removed as it had been acquired, Rosetta Stone no longer met the revenue or market capitalization criteria and had become too small for comparison purposes, and although Vitamin Shoppe met the revenue criteria its market capitalization was less than 25% of the Company’s market capitalization. FW Cook then recommended adding three companies to our peer group: Angie’s List, Inc.; GrubHub Inc.; and WebMD Health Corp. In addition to meeting the relevant size criteria, these companies were selected because they each have one or more characteristics in common with us, such as online operations, subscription service model, focus on health and wellness, and/or food delivery. Based on FW Cook’s recommendation, the Compensation Committee selected the companies set forth in the table below as our peer group for the 2017 competitive analysis:

1-800-FLOWERS.COM	Medifast, Inc.	TiVo Inc.
Angie’s List, Inc.	Nature’s Sunshine Products, Inc.	USANA Health Sciences
FTD Companies, Inc.	Nutraceutical Intl. Corp.	WebMD Health Corp.
GrubHub Inc.	Shutterfly, Inc.	Weight Watchers International Inc.

As of July 31, 2017, when the analysis was conducted, the annual revenues, on a trailing four quarters basis, for these peer group companies ranged from approximately $240 million to $1.2 billion, and the market caps ranged from approximately $239 million to $4.0 billion. Median revenues were $723 million, compared to our revenues of $641 million (we ranked at the 42nd percentile), and median market capitalization was $1.1 billion, compared to our market capitalization of $1.7 billion (we ranked at the 64th percentile).

Consistent with our compensation philosophy, the peer group data was used as input to the Compensation Committee’s decisions on target TDC opportunities for 2018 as the Compensation Committee intends to provide competitive compensation opportunities for our NEOs.

Compensation Components

The principal elements of target TDC for our NEOs are base salary, annual cash bonus opportunities, and equity-based, LTI awards. Each of the components is discussed below.

Base Salary

Base salaries provide a minimum level of pay that reflects each NEO’s position and scope of responsibility, individual performance, and future potential, as demonstrated over time. The initial base salary of each NEO is stated in his or her respective employment agreement. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the market data or in executive responsibilities. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to changes to the base salary of our NEOs, other than herself. Our Compensation Committee determines and approves any changes to the base salaries of our Chief Executive Officer and our other NEOs.

For 2017, the Compensation Committee increased Ms. Zier’s annual base salary from $750,000 to $800,000 and increased the salaries of both Ms. Krausz and Mr. Monahan from $385,000 to $400,000. These salaries were intended to provide competitive compensation opportunities based upon then-current market data for their respective positions. All such increases were approved at the Compensation Committee’s meeting in October 2016 and became effective on January 1, 2017.

Performance-Based Annual Cash Bonus

Our annual cash bonus program is designed to reward annual accomplishments against pre-established financial goals.

For 2017, each NEO has a target bonus opportunity specified in his or her respective employment agreement. Actual bonuses may be $0 or may range from a threshold of 50% to a maximum of 200% of the target amount, based on achievement of the financial performance goals. Performance below threshold for a particular measure results in no bonus payable with respect to that component.

The 2017 threshold, target and maximum cash bonus opportunities for the NEOs are set forth in the table below:

Name	Threshold (50% of Target)	Target (100%)	Maximum (200% of Target)
Dawn M. Zier	$400,000	$800,000	$1,600,000

Keira Krausz	$140,000	$280,000	$560,000

Michael P. Monahan	$140,000	$280,000	$560,000

The performance measures for 2017 cash bonuses for our NEOs were Adjusted EBITDA (weighted 60%), Revenue (weighted 20%), and Strategic Goals (weighted 20%). The Compensation Committee chose to emphasize Adjusted EBITDA because it represents one of the clearest measures of our operational performance and allows any overachievement to be self-funding. The Compensation Committee also measures Revenue to focus our executives on top-line growth. As it had done in 2016, the Compensation Committee included a Strategic Goals component (weighted 20%), which helps focus executives on longer-term value creation. These strategically important goals relate to product/program innovation, market expansion, profitability improvements, and implementation of the required infrastructure to support such initiatives.

The threshold, target, and maximum goals for each measure, along with our actual performance in 2017, are outlined in the following table:

Measure	Threshold ($ million)	Target ($ million)	Maximum ($ million)	Actual ($ million)	Weighted % of Target Bonus Earned
Adjusted EBITDA (weighted 60%)	$87.8	$97.5	$107.3	$109.4	120%
Revenue (weighted 20%)	$618.1	$650.6	$683.1	$697.0	40%
Strategic Goals (weighted 20%)	Partially Met	Met	Exceeded All	Met	20%
Total Bonus (% of Target)					180%

In its evaluation of performance against the pre-set goals for the Strategic Goals category, the Compensation Committee considered management’s success in executing the Company’s multi-brand strategy, in particular work toward successfully launching the South Beach Diet in 2017 and positioning it for growth in 2018. Other factors included growing our Nutrisystem for Men® program, enhancing our operations and delivery capabilities to ensure capacity to meet the growing demand for the South Beach Diet brand and the Uniquely Yours programs, and exceeding budgeted customer contribution dollars to position the Company for 2018 growth.

The Compensation Committee awarded each NEO 180% of his or her target bonus amount, solely based on the results against the above performance goals. Accordingly, Ms. Zier earned a performance bonus of $1,436,539, and each of Ms. Krausz and Mr. Monahan earned $503,273 in performance bonuses with respect to performance in fiscal 2017. These amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

We have disclosed Adjusted EBITDA in previous filings and define it as net income excluding depreciation, amortization, income tax, interest, non-cash compensation and, in certain years, other items. For the year ended December 31, 2017, the determination of Adjusted EBITDA can be derived from the net income reported in our consolidated financial statements as set forth in the table below:

Adjusted EBITDA Component	Year Ended December 31, 2017 ($000s)
Net income	$57,872

Depreciation and amortization	$15,082

Income tax expense	$25,658

Interest income, net	$(119)

Non-cash employee compensation	$10,923

Adjusted EBITDA	$109,416

Ongoing Long-Term Equity Incentives

Equity incentives have historically represented the largest component of our NEOs’ compensation, in order to closely align the interests of our NEOs with the interests of our stockholders. In 2017, the Compensation Committee granted our NEOs target LTIs using a mix by grant-date fair value of 50% PRSUs and 50% RSAs. The Compensation Committee believes that tying at least one-half of the annual equity grants to the achievement of performance targets emphasizes the linkage between multi-year corporate performance and executive compensation. Multi-year vesting provides alignment with long-term shareholder value creation and contributes to the retention of executive talent.

Under Ms. Zier’s leadership, the Company has achieved, for four consecutive years, significant growth in revenues, earnings, and cash flow, and has generated superior returns to stockholders. In order to recognize her achievements, and to further promote her retention and the continued alignment of her interests with stockholders, the Compensation Committee awarded Ms. Zier a special equity award on December 31, 2015, 75% of which was in the form of PRSUs, which would vest based upon attainment of an Adjusted EBITDA goal, and the remaining 25% was in stock options. As our 2016 Adjusted EBITDA far exceeded the level of Adjusted EBITDA achieved in 2015, 50% of these awards vested on December 31, 2016 and the remaining 50% vested on December 31, 2017.

Performance-Based Restricted Stock Units

In 2017, 50% of our ongoing LTI compensation program is granted in PRSUs, which may be earned from 0 to 200% of the target number of share units based on the achievement of a pre-established two-year cumulative Adjusted EPS goal. Earned PRSUs, if any, vest pro rata based on each participant’s continued employment over a three-year period (i.e., the two-year performance period plus an additional one-year service vesting period).

The Compensation Committee chose Adjusted EPS (which is presented as adjusted principally to remove the impact of certain asset write-downs) for the two-year periods described below as the performance measure because it strongly supports the Company’s business objectives. In selecting Adjusted EPS as the relevant performance measure, the Company focused again on earnings as a critical measure of operational success, but distinguished the PRSU performance measure from the profit measure in the annual cash bonus (Adjusted EBITDA). By including interest, taxes, depreciation and amortization, and non-cash employee compensation in the measure of Adjusted EPS for the PRSUs, the Compensation Committee intended to link executive pay to profitability as well as capital decisions, and ultimately longer-term growth in stockholder value.

2016-2017 PRSUs. The PRSUs granted in 2016 could be earned based on our performance versus Adjusted EPS goals for the two-year period ended December 31, 2017, which were as follows, with linear interpolation for performance between levels:

2016-2017 Adjusted EPS ($/sh.)	Payout as % of Target Number of PRSUs
<$1.68	0%
$1.68	50%
$2.10	100%
≥$2.94	200%

Our Adjusted EPS for the two-year period ended December 31, 2017 was $3.18 (i.e., $1.22 for 2016 and $1.96 for 2017), which resulted in 200% of the target number of PRSUs being earned. For purposes of achievement of the performance goals for the two-year period ended December 31, 2017, Adjusted EPS can be derived from the EPS reported in our consolidated financial statements as follows:

Adjusted EPS Component	Year Ended December 31, 2016 ($/sh.)		Year Ended December 31, 2017 ($/sh.)
GAAP EPS as reported	$1.19		$1.90
Write-down of certain software licenses	$0.03		—
Reduction in net deferred assets due to reduction in federal tax rates and loss of state net operating loss carryforwards	—		$0.06

Adjusted EPS	$1.22	(1)	$1.96

(1)	As previously reported, with respect to the PRSUs granted in 2015 for the two-year period ended December 31, 2016, Adjusted EPS for the year ended December 31, 2016 was $1.32, which included an adjustment of $0.10 for acquisition transaction costs and investments related to South Beach Diet. With respect to the PRSUs granted in 2016 for the two-year period ended December 31, 2017, however, no such costs and investments were permitted adjustment items.

2017-2018 PRSUs. The PRSUs granted in 2017 have the same design as the PRSUs granted in 2016, with the number of earned PRSUs based on Adjusted EPS for the two-year period ending December 31, 2018, according to the following schedule, with linear interpolation for performance between levels:

Performance Achieved	Payout as % of Target Number of PRSUs
< 85%	0%
85%	50%
100%	100%
107.5%	150%
≥ 120%	200%

PRSUs vest ratably over a three-year total performance/vesting period. If an NEO’s employment is terminated prior to the expiration of the three-year total performance/vesting period (other than by the Company for cause or by the NEO in anticipation of a termination for cause), the NEO may still be entitled to a pro-rata number of units earned from the two-year Adjusted EPS performance, based on the date of grantee’s separation from the Company.

Restricted Stock

In addition to PRSUs, the Compensation Committee granted time-vested RSAs to retain and motivate our NEOs. RSAs granted in 2017 vest in three equal installments on each of the first three anniversaries of the grant date, provided the NEO is employed by us on each vesting date.

Benefits

We maintain a 401(k) defined contribution program for all eligible employees. We have no other pension or other deferred compensation program for senior executive officers or any other employees. We also provide supplemental long-term disability benefits to our senior executives because caps under our group long-term disability program restrict benefits under that program to a lower percentage of pay than was generally applicable to our other employees.

Program Changes for 2018

In the third quarter of 2017, FW Cook conducted its annual review of our executive compensation program, including a competitive analysis of compensation opportunities for our NEOs versus then-current market data for similarly-situated executives at the peer companies listed on page 22. In addition to peer company practices, the Committee considered each NEO’s outstanding past performance and the dramatic growth in our business. In particular, the Committee considered that under Ms. Zier’s leadership since becoming CEO on November 15, 2012:

•	Annual sales in 2017 were $697 million, a compound annual growth rate (“CAGR”) of 18.1% since 2013.

•	Adjusted EBITDA in 2017 grew to $109.4 million in 2017, a CAGR of 36.4% since 2013.

•	GAAP EPS grew to $1.90 in 2017, a CAGR of 66.0% since 2013.

•

Total shareholder return from November 15, 2012 to September 30, 2017 (the month-end prior to the meeting at which target pay opportunities for 2018 were approved) was 811%, 57% on an annualized basis and higher than all of our peer companies over the same time period.

Based on these considerations, the Compensation Committee made the following adjustments to target total TDC for 2018:

•	The Compensation Committee increased Ms. Zier’s base salary from $800,000 to $875,000 and increased the base salaries of both Ms. Krausz and Mr. Monahan from $400,000 to $430,000.

•	The Compensation Committee increased Ms. Krausz’s and Mr. Monahan’s target bonus opportunities from 70% of base salary to 75% of base salary.

•	The Compensation Committee increased Ms. Zier’s target LTI grant value from $2.4 million to $4.75 million, and target LTI value for Ms. Krausz and Mr. Monahan from $750,000 to $1.05 million.

The performance measures and weightings for 2018 bonuses for our NEOs are the same as for 2017, namely Adjusted EBITDA (weighted 60%), Revenue (weighted 20%), and Strategic Goals (weighted 20%).

As in 2017, the Compensation Committee granted 50% of 2018 LTIs to our NEOs in the form of PRSUs that may be earned from 0-200% based on two-year cumulative Adjusted EPS performance goals, with a three-year ratable vesting schedule, and the remaining 50% of 2018 LTIs in the form of RSAs, with a three-year ratable vesting schedule.

Employment Agreements

We enter into employment agreements with our NEOs to attract the individuals we deem most qualified in a highly competitive environment. These employment agreements specify the NEO’s base salary and bonus opportunities and provide that the NEO is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated. The severance arrangements protect the NEOs from financial loss associated with an involuntary termination without cause. In particular, these severance arrangements enable NEOs to remain neutral in the face of a transaction that is in the best interests of stockholders, but may result in loss of employment. These severance arrangements also serve as consideration for the post-termination non-competition and non-solicitation covenants we require from each of our NEOs.

Each employment agreement generally specifies the NEO’s starting salary, target annual bonus opportunity, inducement awards (if any) and customary indemnification rights. The agreements also generally provide for certain payments and/or benefits if the NEO’s employment ceases due to a termination by us without cause, by the NEO with good reason or due to the NEO’s death or disability. The rights are described in detail below for each of our currently employed NEOs under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Each employment agreement or other agreement entered into concurrently with the employment agreement generally also includes customary restrictive covenants. In the cases of Ms. Krausz and Mr. Monahan, each is subject to a one-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant. In Ms. Zier’s case, she is subject to two-year post-termination non-competition and non-solicitation covenants.

In addition to these items, Ms. Zier’s employment agreement provides that she will be nominated for re-election as a member of the Board during her tenure as Chief Executive Officer.

Compensation Policies and Other Considerations

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines that prohibit sales of our stock by our NEOs and our non-employee directors if those sales would cause such individual’s stock holdings to fall below a certain threshold. Currently, the threshold for our non-employee directors is five times the annual cash retainer, which would currently equal $250,000. The ownership requirement for our NEOs, based on the current 2018 base salary compensation for each of our NEOs, is indicated in the table below:

Position	Ownership Requirement (as multiple of salary)	Ownership Requirement
Chief Executive Officer	5 x base salary	$4,375,000
Chief Marketing Officer	2 x base salary	$860,000
Chief Financial Officer	2 x base salary	$860,000

For purposes of these guidelines, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, the intrinsic value of vested stock options and vested but unsettled PRSUs. Until the required ownership level is achieved, the NEOs and non-employee directors must retain all shares received on vesting or earn-out of RSAs and PRSUs, net of shares withheld or sold to satisfy tax obligations, and all shares received on exercise of stock options, net of shares tendered or withheld for payment of the exercise price and net of shares withheld or sold to satisfy tax obligations. Our Board may waive these restrictions on a case by case basis, but it is anticipated that waivers will be rare. Each of our NEOs is in compliance with his or her ownership requirement.

These guidelines, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

Our Board has also adopted an anti-hedging policy that provides that our directors and NEOs may not directly or indirectly engage in transactions that would have the effect of reducing the economic risk of holding our securities.

Anti-Pledging Policy

The Company’s Insider Trading Policy Statement provides that our directors, NEOs or employees, and any of their respective spouses, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Clawback Policy

Pursuant to our clawback policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, we will recalculate all incentive compensation, whether cash- or equity-based, paid or credited to a person covered by the policy for the restated period. In addition, if any person covered by the policy engages in intentional misconduct that contributes to an erroneous measure of our financial results, then all incentive compensation paid or credited to him or her for the affected period will be recalculated (whether or not a restatement is then required). To the extent the recalculated compensation is less than the amount previously paid or credited based on the erroneous results, the excess amount must be returned to us (if previously paid) or will be forfeited (if previously credited, but not yet paid). Our Chief Executive Officer, executive vice presidents and senior vice presidents are covered by this policy, as well as anyone else that our Chief Executive Officer or Chief Financial Officer designates.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other executive officers in excess of $1 million in any year. Under the tax rules in effect before 2018, compensation that qualifies as “performance-based compensation” was exempt from the $1 million deductibility cap.

The Compensation Committee considers the deductibility of compensation when designing our programs and authorizing individual awards and seeks to achieve full deductibility when feasible. In 2017 and prior years, the Compensation Committee designed annual cash incentive opportunities and PRSU awards in a manner intended to be exempt from the deduction limitation of Section 162(m) by tying payment to the achievement of pre-determined performance goals established by the Compensation Committee pursuant to our stockholder-approved incentive compensation plans and equity-based plans. Base salary and RSA awards with only time-

based vesting requirements, which represent a portion of the equity awards granted to our executive officers, were not exempt from Section 162(m), and therefore will not be deductible to the extent the $1 million limit of Section 162(m) is exceeded.

The Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated the performance-based compensation exception for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure the executive team’s annual cash incentives and performance-based PRSUs in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation in repealing the Section 162(m) exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the NEOs, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account. Accordingly, the Compensation Committee retains the ability to pay compensation that exceeds the deduction limitation under Section 162(m).

Compensation Risk Assessment

Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our employees’ compensation. Based on our assessments of our compensation programs, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•	Balance between fixed and variable, short-term and long-term, and cash and equity in the TDC mix.

•

Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance. Cash and equity incentives each have different performance goals, which further diversifies risk.

•	Payouts under our incentive plans are subject to caps.

•	All of our equity grants vest over a multi-year period, which encourages grantees to take a long-term view.

•	We maintain policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback, anti-hedging and anti-pledging policies.

•	Independent Compensation Committee oversight and discretion.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Robert F. Bernstock, Chairman

Paul Guyardo

Brian P. Tierney

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned for 2017, 2016 and 2015 by our NEOs:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)		Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Dawn M. Zier,	2017	$800,000	—	$2,422,220	(2)	—	$1,436,539	$19,131	(3)	$4,677,890
Chief Executive Officer	2016	$750,000	—	$2,109,965		$375,000	$1,237,500	$19,704		$4,492,169
	2015	$650,000	—	$2,012,183		$686,250	$895,938	$19,704		$4,264,075

Keira Krausz,	2017	$400,000	—	$756,961	(2)	—	$503,273	$16,549	(4)	$1,676,783
Chief Marketing Officer	2016	$385,000	—	$682,987		$112,500	$442,454	$17,233		$1,640,174
	2015	$335,000	—	$245,853		$86,250	$323,239	$17,233		$1,007,575

Michael P. Monahan,	2017	$400,000	—	$756,961	(2)	—	$503,273	$15,854	(5)	$1,676,088
Chief Financial Officer	2016	$385,000	—	$682,987		$112,500	$442,454	$17,610		$1,640,551
	2015	$335,000	—	$245,853		$86,250	$323,239	$17,610		$1,007,952

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value calculated in accordance with FASB ASC 718. Information concerning these amounts and the assumptions used to calculate these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 11 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2018.
(2)	In accordance with SEC rules, the amounts reported in the Stock Awards column for 2017 include the grant date fair value of the RSAs and PRSUs granted during 2017. The grant date fair value for this purpose is required to be shown even where the PRSUs were not ultimately earned. The following table provides information regarding the 2017 PRSUs granted to our NEOs based on the expected performance outcomes (and is the grant date fair value of the award, as reflected in the Summary Compensation Table) and maximum performance outcomes:

Name	Grant Date Fair Value (i.e., Based on Expected Performance)	Value at Grant Date Assuming Maximum Performance	Actual Realizable Value at Grant Date
Dawn M. Zier	$1,222,221	$2,444,442	—
Keira Krausz	$381,953	$763,906	—
Michael P. Monahan	$381,953	$763,906	—

(3)	Amount represents the Company’s matching contributions under the 401(k) plan of $10,800 and the Company’s payment of premiums for supplemental long-term disability coverage of $8,331.
(4)	Amount represents the Company’s matching contributions under the 401(k) plan of $10,800 and the Company’s payment of premiums for supplemental long-term disability coverage of $5,749.
(5)	Amount represents the Company’s matching contributions under the 401(k) plan of $10,800 and the Company’s payment of premiums for supplemental long-term disability coverage of $5,054.

Grants of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 31, 2017:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh.)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Dawn M. Zier	—	$400,000	$800,000	$1,600,000	—	—	—	—	—	—	—
	1/3/17	—	—	—	—	—	—	34,188	—	—	$1,199,999
	1/3/17	—	—	—	17,094	34,188	68,376	—	—	—	$1,222,221
Keira Krausz	—	$140,000	$280,000	$560,000	—	—	—	—	—	—	—
	1/3/17	—	—	—	—	—	—	10,684	—	—	$375,008
	1/3/17	—	—	—	5,342	10,684	21,368	—	—	—	$381,953
Michael P. Monahan	—	$140,000	$280,000	$560,000	—	—	—	—	—	—	—
	1/3/17	—	—	—	—	—	—	10,684	—	—	$375,008
	1/3/17	—	—	—	5,342	10,684	21,368	—	—	—	$381,953

(1)	Amounts represent the annual cash bonus opportunities each such NEO was eligible to receive in fiscal 2017. The criteria used to determine the amount of the annual bonus payable to each NEO is described above under “Performance-Based Annual Cash Bonus.” These bonuses were ultimately earned at 180% of target; earned amounts are disclosed in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above.
(2)	Amounts represent PRSUs granted to NEOs during the 2017 fiscal year. The criteria used to determine the number of PRSUs earned by each NEO are described above under “Performance-Based Restricted Stock Units.” The service-vesting schedule associated with the annual PRSUs granted to all NEOs on January 3, 2017 is three-year graded vesting.
(3)	These RSAs vest in three equal tranches on the first three anniversaries of the date of grant.
(4)	Amounts represent the grant date fair value calculated in accordance with FASB ASC 718.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the NEOs at December 31, 2017:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested (1)
Dawn M. Zier	30,825	(2)	83,578	(2)	(2)	(2)	56,797	(3)	$2,987,522	168,870	(4)	$8,882,562
Keira Krausz	82,000	(5)	24,114	(5)	(5)	(5)	17,222	(6)	$905,877	52,959	(7)	$2,785,644
Michael P. Monahan	—	(8)	24,114	(8)	(8)	(8)	17,222	(9)	$905,877	52,959	(10)	$2,785,644

(1)	The market value is based on the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017.

(2)	Amount includes:

Grant Date	Number of Options Exercisable	Number of Options Unexercisable	Option Exercise Price ($/sh.)	Option Expiration Date
3/20/14	—	20,043	$14.95	3/20/21
1/2/15	—	21,806	$18.98	1/2/22
12/31/15	30,825	—	$21.64	12/31/22
1/4/16	—	41,729	$20.94	1/4/23

Option awards granted prior to 2015 vest in four equal tranches on the first four anniversaries of the date of grant. The January 2, 2015 and the January 4, 2016 awards vest in three equal tranches on the first three anniversaries of the date of grant, and the December 31, 2015 award vests in two equal tranches on the first two anniversaries of the grant date. No option awards were granted in 2017.

(3)	Time-vested RSAs that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
5,205	3/20/18
5,466	1/2/18
5,969	1/4/18
5,969	1/4/19
11,396	1/3/18
11,396	1/3/19
11,396	1/3/20

(4)	The amount in the PRSU column includes (i) 71,634 PRSUs earned based on the final Adjusted EPS performance for the two-year period ended December 31, 2017 with a service requirement through December 31, 2018, (ii) 28,860 Special Multi-Brand PRSUs that may be earned based on performance for the three-year period ending December 31, 2019 and (iii) up to 68,376 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2018 with a service requirement through December 31, 2019. The performance goal for the Adjusted EPS Award for the period ended December 31, 2017 has been satisfied at the maximum 200% level; thus the amount reflected above includes $3,767,948 with respect to this award. In accordance with SEC rules, amount shown assumes performance at maximum level of $3,596,578 with respect to the Adjusted EPS Award for the period ending December 31, 2018. In accordance with SEC rules, amount shown assumes performance at target level ($1,518,036) for the Special Multi-Brand PRSUs.
(5)	Amount includes:

Grant Date	Number of Options Exercisable	Number of Options Unexercisable	Option Exercise Price ($/sh.)	Option Expiration Date
2/11/13	41,934	—	$8.38	2/11/20
3/21/13	40,066	—	$8.52	3/21/20
3/20/14	—	5,554	$14.95	3/20/21
1/2/15	—	6,042	$18.98	1/2/22
1/4/16	—	12,518	$20.94	1/4/23

Option awards granted prior to 2015 vest in four equal tranches on the first four anniversaries of the applicable date of grant. The January 2, 2015 and the January 4, 2016 awards vest in three equal tranches on the first three anniversaries of the date of grant. No option awards were granted in 2017.

(6)	Time-vested RSAs that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
1,443	3/20/18
1,514	1/2/18
1,791	1/4/18
1,790	1/4/19
3,562	1/3/18
3,561	1/3/19
3,561	1/3/20

(7)	The amount in the PRSU column includes (i) 21,490 PRSUs earned based on the final Adjusted EPS performance for the two-year period ended December 31, 2017 with a service requirement through December 31, 2018, (ii) 10,101 Special Multi-Brand PRSUs that may be earned based on performance for the three-year period ending December 31, 2019 and (iii) up to 21,368 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2018 with a service requirement through December 31, 2019. The performance goal for the Adjusted EPS Award for the period ended December 31, 2017 has been satisfied at the maximum 200% level; thus the amount reflected above includes $1,130,374 with respect to this award. In accordance with SEC rules, amount shown assumes performance at maximum level ($1,123,957) with respect to the Adjusted EPS Award for the period ending December 31, 2018. In accordance with SEC rules, amount shown assumes performance at target level ($531,313) for the Special Multi-Brand PRSUs.
(8)	Amount includes:

Grant Date	Number of Options Exercisable	Number of Options Unexercisable	Option Exercise Price ($/sh.)	Option Expiration Date
3/20/14	—	5,554	$14.95	3/20/21
1/2/15	—	6,042	$18.98	1/2/22
1/4/16	—	12,518	$20.94	1/4/23

Option awards granted prior to 2015 vest in four equal tranches on the first four anniversaries of the applicable date of grant. The January 2, 2015 and the January 4, 2016 awards vest in three equal tranches on the first three anniversaries of the date of grant. No option awards were granted in 2017.

(9)	Time-vested RSAs that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
1,443	3/20/18
1,514	1/2/18
1,791	1/4/18
1,790	1/4/19
3,562	1/3/18
3,561	1/3/19
3,561	1/3/20

(10)	The amount in the PRSU column includes (i) 21,490 PRSUs earned based on the final Adjusted EPS performance for the two-year period ended December 31, 2017 with a service requirement through December 31, 2018, (ii) 10,101 Special Multi-Brand PRSUs that may be earned based on performance for the three-year period ending December 31, 2019 and (iii) up to 21,368 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2018 with a service requirement through December 31, 2019. The performance goal for the Adjusted EPS Award for the period ended December 31, 2017 has been satisfied at the maximum 200% level; thus the amount reflected above includes $1,130,374 with respect to this award. In accordance with SEC rules, amount shown assumes performance at maximum level ($1,123,957) with respect to the Adjusted EPS Award for the period ending December 31, 2018. In accordance with SEC rules, amount shown assumes performance at target level ($531,313) for the Special Multi-Brand PRSUs.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vestings for the NEOs for the fiscal year ended December 31, 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Dawn M. Zier	149,494	$4,214,217	123,419	$5,874,082
Keira Krausz	38,900	$1,360,388	28,154	$1,297,239
Michael P. Monahan	42,595	$1,663,794	24,816	$1,231,508

(1)	The value realized on the exercise of stock options is the closing stock price or if sold, the selling price, less the cost of the option.
(2)	The value realized on vesting of stock awards is based on the closing stock price on the date of vesting.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the following disclosure regarding the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (the “Pay Ratio”).

For purposes of the Pay Ratio calculation, we identified our median employee by determining the 2017 gross income for all of our 506 employees (excluding our Chief Executive Officer), whether employed on a full-time, part-time or seasonal basis, who were employed by us on October 1, 2017 as our consistently applied compensation measure. Gross income for these purposes consists of base salary, annual and other bonuses, commissions and other cash incentives, overtime, stock awards, dividends, and any paid time off, as applicable, received by an employee. Once we identified our median employee, we calculated such employee’s annual total compensation for 2017 in the same manner that we determined the total compensation of our Chief Executive Officer for purposes of the Summary Compensation Table disclosed above.

For the year ended December 31, 2017, (i) the annual total compensation of our Chief Executive Officer was $4,677,890; (ii) the annual total compensation of our median employee was $54,335; and (iii) based on this information, we reasonably estimate our Pay Ratio to be 86:1. Because the SEC rules for identifying the median employee and calculating the Pay Ratio allow companies to use different methodologies, to apply certain exemptions, and to make reasonable estimates and assumptions, the Pay Ratio calculation presented above is a reasonable estimate and may not be comparable to the pay ratio reported by other companies.

Payments and Potential Payments Upon Termination or Change in Control

Ms. Zier, Ms. Krausz and Mr. Monahan each have agreements with us that provide for payments and benefits in connection with a cessation of employment with us under certain circumstances, as described in more detail below.

Dawn M. Zier

If Ms. Zier’s employment is terminated by us without cause or by her for good reason, she is entitled to: (i) continuation of her base salary for two years, (ii) continuation of group health coverage for 18 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, (iv) accelerated vesting of the next tranche of her annual RSA awards and her annual stock option awards, and (v) payment for 12 months of outplacement services, up to a maximum cost of $50,000.

If Ms. Zier’s employment ceases due to her death or disability, she is entitled to a pro-rata portion of any annual bonus otherwise earned for the year of termination.

The payments described above in connection with a termination without cause, resignation for good reason and disability are all conditioned on Ms. Zier’s execution of a general release of claims against us.

Under the terms of our standard annual stock option and RSA awards, if Ms. Zier’s employment is terminated by us without cause, by her for good reason, or due to her death or disability, any such award held by her will become vested with respect to the next otherwise unvested tranche. However, if such termination occurs within 12 months following a change in control, then in lieu of the treatment described in the preceding sentence, the vesting of any such award will accelerate in full.

Under the terms of our standard annual PRSU awards, if Ms. Zier’s employment is terminated by us without cause or by her for good reason, she will remain eligible to earn a pro-rata portion of any such award held by her based on the portion of the service period worked by her and based on actual corporate performance through the end of the applicable performance period. If her employment ceases due to her death or disability, she will earn a pro-rata portion of any such award based on the portion of the service period actually worked by her and either (X) assuming target performance, if such termination occurs prior to the end of the performance period (generally the second December 31st after the grant date), or (Y) based on actual corporate performance through the end of the applicable performance period, if her termination occurs after such date. If her employment ceases due to her resignation without good reason (other than a resignation by her in anticipation of a termination for cause), she will earn a pro-rata portion (determined based on the number of full years she worked during the service period over a denominator of three) of any such award based on actual corporate performance through the end of the applicable performance period.

Under the terms of Ms. Zier’s non-annual CEO retention option grant (made on December 31, 2015) (“CEO Retention Option Grant”), the option would, subject generally to Ms. Zier’s continued service, vest in two equal installments on the first two anniversaries of the grant date. If Ms. Zier’s employment was terminated by us in 2017 without cause, by her for good reason, or due to her death or disability, such award will become fully vested.

Under the terms of Ms. Zier’s non-annual CEO retention PRSU grant (made on December 31, 2015) (“CEO Retention PRSU Grant”), Ms. Zier became vested in 50% of this PRSU Award because she remained in continuous service with us through December 31, 2016. Because the performance goal applicable to this award was attained, as described above, if Ms. Zier’s employment was terminated between January 1, 2017 and December 31, 2017 either by us without cause, by her for good reason, or due to her death or disability, such award would have become 100% vested.

Under the terms of the Special Multi-Brand PRSUs granted to Ms. Zier on December 30, 2016, if, prior to a change in control, Ms. Zier’s employment is terminated either by us without cause, by her for good reason, or due to her death or disability, she will remain eligible to earn a pro-rata portion of the award based on the portion of the period from January 1, 2017 through December 31, 2019 worked by her and based on actual corporate performance through the end of the performance period. If upon a change in control, the successor in such change in control does not assume the PRSU award, then, if Ms. Zier remained employed by the successor through the end of the service period, she would be eligible to receive a pro-rated portion of the award determined based on performance through the end of the month prior to the closing, as follows (as applicable, the “CiC Earned Award”):

•

If the closing of such change in control (the “Closing”) occurs prior to January 1, 2018, the award will be earned at a percentage equal to (X) 20% multiplied by (Y) a fraction equal to the number of completed calendar months in 2017 as of the Closing divided by 12;

•

If the Closing occurs after January 1, 2018 but prior to January 1, 2019, the award will be earned at a percentage equal to (W) 20% plus the product of (X) 30% times (Y) a fraction equal to the number of completed calendar months in 2018 as of the Closing divided by 12; and

•

If the Closing occurs after January 1, 2019 but prior to December 31, 2019, the award will be earned at a percentage equal to (W) 50% plus the product of (X) 50% times (Y) a fraction equal to the number of completed calendar months in 2019 as of the Closing divided by 12.

If the successor does not assume the award, Ms. Zier would receive the CiC Earned Award. If, after a change in control, Ms. Zier’s employment is terminated either by us without cause, by her for good reason, or due to her death or disability, she would receive the CiC Earned Award upon any such termination of employment.

If Ms. Zier’s employment ceases due to her resignation without good reason (other than a resignation by her in anticipation of a termination for cause) or due to a termination by the Company for cause, her entire Special Multi-Brand PRSU award would be forfeited.

The following table summarizes information regarding potential payments upon a hypothetical termination before or after a change of control as of December 31, 2017 for Ms. Zier:

Event	Cash Severance (1)	Accelerated Equity Vesting		Other Benefits (2)	Total
Termination without cause or for good reason	$1,600,000	$7,840,949	(3)	$50,000	$9,490,949
Termination due to death or disability	—	$7,240,971	(4)	—	$7,240,971
Termination due to death or disability, within 12 months following a Change in Control	—	$9,811,927	(5)	—	$9,811,927
Termination without cause or for good reason within 12 months following a Change in Control	$1,600,000	$9,811,927	(5)	$50,000	$11,461,927

(1)	Payable in periodic installments over two years.
(2)	Twelve months of outplacement assistance, calculated based on the maximum of $50,000 to which Ms. Zier is entitled under her agreement.
(3)	Ms. Zier’s 28,036 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017. Amounts also include the “in the money” value of one year of acceleration on her annual stock option awards of 62,714 shares. Ms. Zier is entitled to retain a pro-rata portion of her annual PRSU grants based on the portion of the performance period worked by her. Accordingly, 80,189 PRSUs would be eligible to be delivered to Ms. Zier at the end of the respective performance periods (i) based on the 200% attainment of the PRSUs that were earned based on Adjusted EPS performance for the two-year period ended December 31, 2017 with a service requirement through December 31, 2018 (a pro-rated portion equaling 47,756 PRSUs), and (ii) a pro-rated portion equaling 22,813 PRSUs, if the targets associated with the Adjusted EPS performance for the two-year period ending December 31, 2018 were attained based on the performance levels as of December 31, 2017, which was trending at 200%. Please note, no additional portion of the PRSU portion of her CEO Retention PRSU Grant would vest due to such a termination of Ms. Zier’s employment as of December 31, 2017, because she was fully vested as of such date. Accordingly, no value from this grant has been reflected above. With respect to Ms. Zier’s Special Multi-Brand PRSUs, she is eligible to retain a pro-rata portion of such award based on the portion of the performance period worked by her, although the final settlement of the award would be determined based on performance through the end of the performance periods, these were trending at 100% attainment as of December 31, 2017 (a pro-rated portion equaling 9,620 PRSUs).
(4)	Ms. Zier’s 28,036 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017. Amounts also include the “in the money” value of one year of acceleration on her annual stock option awards of 62,714 shares. Ms. Zier is entitled to retain a pro-rata portion of her annual PRSU grants based on the portion of the performance period worked by her, and the PRSUs would be delivered at target regardless of the outcome of the performance goals, unless the performance period had already been completed, in which case the shares would be based on actual performance; thus, she would receive (i) 47,756 PRSUs based on the 200% attainment of the Adjusted EPS performance goal for the two-year period ended December 31, 2017, as appropriately pro-rated and (ii) a pro-rated portion equaling 11,406 PRSUs based on the target performance for the performance period ending December 31, 2018. Please note, no additional portion of the PRSU portion of her CEO Retention PRSU Grant would vest due to such a termination of Ms. Zier’s employment as of December 31, 2017, because she was fully vested as of such date. Accordingly, no value from this grant has been reflected above. With respect to Ms. Zier’s Special Multi-Brand PRSUs, she is eligible to retain a pro-rata portion of such award based on the portion of the performance period worked by her, although the final settlement of the award would be determined based on performance through the end of the performance periods, these were trending at 100% attainment as of December 31, 2017 (a pro-rated portion equaling 9,620 PRSUs).
(5)

Ms. Zier’s 56,797 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017. Amounts also include the “in the money” value of her unvested annual stock option awards of 83,578 shares. Ms. Zier would receive a pro-rata portion of her annual PRSU grants based on the portion of the performance period worked by her. Accordingly, 76,341 PRSUs would be eligible to be delivered to Ms. Zier upon such a termination following a change in control (i) based on the 200% attainment of the PRSUs that were earned based on Adjusted EPS performance for the two-year period ended December 31, 2017 with a service requirement through December 31, 2018 (a pro-rated portion equaling 47,756 PRSUs), and (ii) a pro-rated portion equaling 22,813 PRSUs, if the targets associated with the Adjusted EPS performance for the two-year period ending December 31, 2018 were attained based on the performance levels as of December 31, 2017, which was trending at 200%. Please note, no additional portion of the PRSU portion of her CEO Retention PRSU Grant would vest due to such a termination of Ms. Zier’s employment as of December 31, 2017, because she was fully vested as of such date. With respect to Ms. Zier’s Special Multi-Brand PRSUs, assuming a change in control as of December 31, 2017, she is eligible to retain 20% of such award based on performance through the end of the month prior to the date the change in control occurred, as this award was trending at 100% attainment as of December 31, 2017, based on such assumed performance, she would receive 5,772 PRSUs.

Keira Krausz

If Ms. Krausz’s employment is terminated by us without cause or by her for good reason, she is entitled to: (i) continuation of her base salary for one year, (ii) continuation of group health coverage for 12 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, and (iv) full vesting in the remainder of her inducement stock option and RSA awards.

Ms. Krausz’s inducement awards were settled in 2017 during her continued service and accordingly, the portions of her employment agreement regarding these awards were no longer relevant as of December 31, 2017.

The treatment of our standard annual stock option, RSA and PRSU awards upon a cessation of employment, as described above for Ms. Zier, will also apply to any such awards held by Ms. Krausz.

The payments and benefits described above are all conditioned on Ms. Krausz’s execution of a general release of claims against us.

Under the terms of the Special Multi-Brand PRSUs granted to Ms. Krausz on December 30, 2016, if, prior to a change in control, Ms. Krausz’s employment is terminated either by us without cause, by her for good reason, or due to her death or disability, she will remain eligible to earn a pro-rata portion of the award based on the portion of the period from January 1, 2017 through December 31, 2019 worked by her and based on actual corporate performance through the end of the performance period. If upon a change in control, the successor in such change in control does not assume the PRSU award, then, if Ms. Krausz remained employed by the successor through the end of the service period, she would be eligible to receive a pro-rated portion of the award determined based on performance through the end of the month prior to the closing, as follows (as applicable, the “CiC Earned Award”):

•

If the Closing occurs prior to January 1, 2018, the award will be earned at a percentage equal to (X) 20% multiplied by (Y) a fraction equal to the number of completed calendar months in 2017 as of the Closing divided by 12;

•

If the Closing occurs after January 1, 2018 but prior to January 1, 2019, the award will be earned at a percentage equal to (W) 20% plus the product of (X) 30% times (Y) a fraction equal to the number of completed calendar months in 2018 as of the Closing divided by 12; and

•

If the Closing occurs after January 1, 2019 but prior to December 31, 2019, the award will be earned at a percentage equal to (W) 50% plus the product of (X) 50% times (Y) a fraction equal to the number of completed calendar months in 2019 as of the Closing divided by 12.

If the successor does not assume the award, Ms. Krausz would receive the CiC Earned Award. If, after a change in control, Ms. Krausz’s employment is terminated either by us without cause, by her for good reason, or due to her death or disability, she would receive the CiC Earned Award upon any such termination of employment.

If Ms. Krausz’s employment ceases due to her resignation without good reason (other than a resignation by her in anticipation of a termination for cause) or due to a termination by the Company for cause, her entire Special Multi-Brand PRSU award would be forfeited.

The following table summarizes information regarding potential payments upon a hypothetical termination before or after a change of control as of December 31, 2017 for Ms. Krausz:

Event	Cash Severance (1)	Accelerated Equity Vesting		Other Benefits (2)	Total
Termination without cause or for good reason	$400,000	$2,353,188	(3)	$12,680	$2,765,868
Termination due to death or disability	—	$2,165,690	(4)	—	$2,165,690
Termination due to death or disability, within 12 months following a Change in Control	—	$2,949,267	(5)	—	$2,949,267
Termination without cause or for good reason within 12 months following a Change in Control	$400,000	$2,949,267	(5)	—	$3,349,267

(1)	Payable in periodic installments over one year.
(2)	Estimated cost of $12,680 to continue group health benefits for 12 months.
(3)	Ms. Krausz’s 8,310 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017. Amounts also include the “in the money” value of one year of acceleration on her stock option awards of 17,855 shares. Ms. Krausz is entitled to retain a pro-rata portion of her annual PRSU grants based on the portion of the performance period worked by her. Accordingly, 24,823 PRSUs would be eligible to be delivered to Ms. Krausz at the end of the respective performance periods (i) based on the 200% attainment of the PRSUs that were earned based on Adjusted EPS performance for the two-year period ended December 31, 2017 with a service requirement through December 31, 2018 (a pro-rated portion equaling 14,327 PRSUs), and (ii) a pro-rated portion equaling 7,129 PRSUs, if the targets associated with the Adjusted EPS performance for the two-year period ending December 31, 2018 were attained based on the performance levels as of December 31, 2017, which was trending at 200%. With respect to Ms. Krausz’s Special Multi-Brand PRSUs, she is eligible to retain a pro-rata portion of such award based on the portion of the performance period worked by her, although the final settlement of the award would be determined based on performance through the end of the performance periods, these were trending at 100% attainment as of December 31, 2017 (a pro-rated portion equaling 3,367 PRSUs).
(4)	Ms. Krausz’s 8,310 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017. Amounts also include the “in the money” value of one year of acceleration on her stock option awards of 17,855 shares. Ms. Krausz is entitled to retain a pro-rata portion of her annual PRSU grants based on the portion of the performance period worked by her, and the PRSUs would be delivered at target regardless of the outcome of the performance goals, unless the performance period had already been completed, in which case the shares would be based on actual performance; thus, she would receive (i) 14,327 PRSUs based on the 200% attainment of the Adjusted EPS performance goal for the two-year period ended December 31, 2017, as appropriately pro-rated and (ii) a pro-rated portion equaling 3,565 PRSUs based on the target performance for the performance period ending December 31, 2018. With respect to Ms. Krausz’s Special Multi-Brand PRSUs, she is eligible to retain a pro-rata portion of such award based on the portion of the performance period worked by her, although the final settlement of the award would be determined based on performance through the end of the performance periods, these were trending at 100% attainment as of December 31, 2017 (a pro-rated portion equaling 3,367 PRSUs).
(5)

Ms. Krausz’s 17,222 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017. Amounts also include the “in the money” value of her unvested stock option awards of 24,114 shares. Ms. Krausz would receive a pro-rata portion of her annual PRSU grants based on the portion of the performance period worked by her. Accordingly, 23,476 PRSUs would be eligible to be delivered to Ms. Krausz upon such a termination following a change in control (i) based on the 200% attainment of the PRSUs that were earned based on Adjusted EPS performance for the two-year period ended December 31, 2017 with a service requirement through December 31, 2018 (a pro-rated portion equaling 14,327 PRSUs), and (ii) a pro-rated portion equaling 7,129 PRSUs, if the targets associated with the Adjusted EPS performance for the two-year period ending December 31, 2018 were attained based on the performance levels as of December 31, 2017, which was trending at 200%. With respect to Ms. Krausz’s Special Multi-Brand PRSUs, assuming a change in control as of December 31, 2017, she is eligible to retain 20% of such award based on performance through the end of the month prior to the date the change in control occurred, as this award was trending at 100% attainment as of December 31, 2017, based on such assumed performance, she would receive 2,020 PRSUs.

Michael P. Monahan

If Mr. Monahan’s employment is terminated by us without cause or by him for good reason, he is entitled to: (i) continuation of his base salary for one year, (ii) continuation of group health coverage for 12 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, and (iv) full vesting in the remainder of his inducement stock option and RSA awards.

Mr. Monahan’s inducement awards were settled in 2017 during his continued service and accordingly, the portions of his employment agreement regarding these awards were no longer relevant as of December 31, 2017.

The treatment of our standard annual stock option, RSA and PRSU awards upon a cessation of employment, as described above for Ms. Zier, will also apply to any such awards held by Mr. Monahan.

The payments and benefits described above are all conditioned on Mr. Monahan’s execution of a general release of claims against us.

Under the terms of the Special Multi-Brand PRSUs granted to Mr. Monahan on December 30, 2016, if, prior to a change in control, Mr. Monahan’s employment is terminated either by us without cause, by him for good reason, or due to his death or disability, he will remain eligible to earn a pro-rata portion of the award based on the portion of the period from January 1, 2017 through December 31, 2019 worked by him and based on actual corporate performance through the end of the performance period. If upon a change in control, the successor in such change in control does not assume the PRSU award, then, if Mr. Monahan remained employed by the successor through the end of the service period, he would be eligible to receive a pro-rated portion of the award determined based on performance through the end of the month prior to the closing, as follows (as applicable, the “CiC Earned Award”):

•

If the Closing occurs prior to January 1, 2018, the award will be earned at a percentage equal to (X) 20% multiplied by (Y) a fraction equal to the number of completed calendar months in 2017 as of the Closing divided by 12;

•

If the Closing occurs after January 1, 2018 but prior to January 1, 2019, the award will be earned at a percentage equal to (W) 20% plus the product of (X) 30% times (Y) a fraction equal to the number of completed calendar months in 2018 as of the Closing divided by 12; and

•

If the Closing occurs after January 1, 2019 but prior to December 31, 2019, the award will be earned at a percentage equal to (W) 50% plus the product of (X) 50% times (Y) a fraction equal to the number of completed calendar months in 2019 as of the Closing divided by 12.

If the successor does not assume the award, Mr. Monahan would receive the CiC Earned Award. If, after a change in control, Mr. Monahan’s employment is terminated either by us without cause, by him for good reason, or due to his death or disability, he would receive the CiC Earned Award upon any such termination of employment.

If Mr. Monahan’s employment ceases due to his resignation without good reason (other than a resignation by him in anticipation of a termination for cause) or due to a termination by the Company for cause, his Special Multi-Brand PRSU entire award would be forfeited.

The following table summarizes information regarding potential payments upon a hypothetical termination before or after a change of control as of December 31, 2017 for Mr. Monahan:

Event	Cash Severance (1)	Accelerated Equity Vesting		Other Benefits (2)	Total
Termination without cause or for good reason	$400,000	$2,353,188	(3)	$12,680	$2,765,868
Termination due to death or disability	—	$2,165,690	(4)	—	$2,165,690
Termination due to death or disability, within 12 months following a Change in Control	—	$2,949,267	(5)	—	$2,949,267
Termination without cause or for good reason within 12 months following a Change in Control	$400,000	$2,949,267	(5)	—	$3,349,267

(1)	Payable in periodic installments over one year.
(2)	Estimated cost of $12,680 to continue group health benefits for 12 months.
(3)	Mr. Monahan’s 8,310 RSAs that would accelerate upon such event are valued using the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017. Amounts also include the “in the money” value of one year of acceleration on his stock option awards of 17,855 shares. Mr. Monahan is entitled to retain a pro-rata portion of his annual PRSU grants based on the portion of the performance period worked by him. Accordingly, 24,823 PRSUs would be eligible to be delivered to Mr. Monahan at the end of the respective performance periods (i) based on the 200% attainment of the PRSUs that were earned based on Adjusted EPS performance for the two-year period ended December 31, 2017 with a service requirement through December 31, 2018 (a pro-rated portion equaling 14,327 PRSUs), and (ii) a pro-rated portion equaling 7,129 PRSUs, if the targets associated with the Adjusted EPS performance for the two-year period ending December 31, 2018 were attained based on the performance levels as of December 31, 2017, which was trending at 200%. With respect to Mr. Monahan’s Special Multi-Brand PRSUs, he is eligible to retain a pro-rata portion of such award based on the portion of the performance period worked by him, although the final settlement of the award would be determined based on performance through the end of the performance periods, these were trending at 100% attainment as of December 31, 2017 (a pro-rated portion equaling 3,367 PRSUs).
(4)	Mr. Monahan’s 8,310 RSAs that would accelerate upon such event are valued using the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017. Amounts also include the “in the money” value of one year of acceleration on his stock option awards of 17,855 shares. Mr. Monahan is entitled to retain a pro-rata portion of his annual PRSU grants based on the portion of the performance period worked by him, and the PRSUs would be delivered at target regardless of the outcome of the performance goals, unless the performance period had already been completed, in which case the shares would be based on actual performance; thus, he would receive (i) 14,327 PRSUs based on the 200% attainment of the Adjusted EPS performance goal for the two-year period ended December 31, 2017, as appropriately pro-rated and (ii) a pro-rated portion equaling 3,565 PRSUs based on the target performance for the performance period ending December 31, 2018. With respect to Mr. Monahan’s Special Multi-Brand PRSUs, he is eligible to retain a pro-rata portion of such award based on the portion of the performance period worked by him, although the final settlement of the award would be determined based on performance through the end of the performance periods, these were trending at 100% attainment as of December 31, 2017 (a pro-rated portion equaling 3,367 PRSUs).
(5)

Mr. Monahan’s 17,222 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $52.60 on December 29, 2017, the last day of trading in 2017. Amounts also include the “in the money” value of his unvested stock option awards of 24,114 shares. Mr. Monahan would receive a pro-rata portion of his PRSU grants based on the portion of the performance period worked by him. Accordingly, 23,476 PRSUs would be eligible to be delivered to Mr. Monahan upon such a termination following a change in control (i) based on the 200% attainment of the PRSUs that were earned based on Adjusted EPS performance for the two-year period ended December 31, 2017 with a service requirement through December 31, 2018 (a pro-rated portion equaling 14,327 PRSUs), and (ii) a pro-rated portion equaling 7,129 PRSUs, if the targets associated with the Adjusted EPS performance for the two-year period ending December 31, 2018 were attained based on the performance levels as of December 31, 2017, which was trending at 200%. With respect to Mr. Monahan’s Special Multi-Brand PRSUs, assuming a change in control as of December 31, 2017, he is eligible to retain 20% of such award based on performance through the end of the month prior to the date the change in control occurred, as this award was trending at 100% attainment as of December 31, 2017, based on such assumed performance, he would receive 2,020 PRSUs.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the consolidated financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2017, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited consolidated financial statements as of and for the year ended December 31, 2017 and management’s and KPMG LLP’s evaluation of the Company’s internal control over financial reporting at December 31, 2017. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. KPMG LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2017 be included in our Annual Report on Form 10-K for 2017 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Michael D. Mangan, Chairman

Jay Herratti

Andrea M. Weiss

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS— DECEMBER 31, 2017

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($/sh.)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	306,197	$16.28	2,898,326
Equity compensation plans not approved by security holders	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of the Record Date (i.e., March 14, 2018), the amount and percentage of our issued common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our issued common stock:

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)		Percent of Outstanding Common Stock
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,819,640	(2)	12.78%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,588,191	(3)	8.66%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	2,203,048	(4)	7.37%

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	1,721,500	(5)	5.76%

The following table shows as of the Record Date, the amount and percentage of our issued common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) NEOs and (iii) our directors, nominees for director and current NEOs, as a group:

Name of Beneficial Owner	Shares Beneficially Owned (1)(6)	Shares Acquirable Within 60 Days (7)	Percent of Outstanding Common Stock
Robert F. Bernstock	25,350		*
Paul Guyardo	30,165		*
Michael J. Hagan	17,321		*
Jay Herratti	19,320		*
Keira Krausz	165,318	94,855	*
Michael P. Monahan	53,951	7,855	*
Brian P. Tierney	32,477		*
Andrea M. Weiss	22,436		*
Michael D. Mangan	10,668		*
Dawn M. Zier	235,561	32,708	*
All directors, nominees for directors and current NEOs, as a group (10 persons)	612,567	135,418	2.04%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision-making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, the Record Date, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.
(2)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on January 19, 2018. Includes shares that are held or may be deemed to be beneficially owned by the following entities: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, and BlackRock Investment Management (Australia) Limited. BlackRock, Inc. holds (a) sole voting power over 3,759,034 shares of common stock and (b) sole investment power over 3,819,640 shares of common stock.
(3)	This information is provided in reliance upon information included in a Schedule 13G filed with the SEC on February 9, 2018. Includes shares that are held or may be deemed to be beneficially owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. holds (a) sole voting power over 57,870 shares of common stock, (b) shared voting power over 1,700 shares of common stock, (c) sole investment power over 2,530,821 shares of common stock, and (d) shared investment power over 57,370 shares of common stock.
(4)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on January 9, 2018. Eagle Asset Management, Inc. holds (a) sole voting power over 2,203,048 shares of common stock and (b) sole investment power over 2,203,048 shares of common stock.
(5)

This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on February 14, 2018. Consists of 1,721,500 shares of common stock beneficially owned by Renaissance Technologies LLC, a majority-owned subsidiary of Renaissance Technologies Holdings Corporation.

Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation each hold (x) sole voting power over 1,713,300 shares of common stock, (y) sole investment power over 1,713,300 shares of common stock, and (z) shared investment power over 8,200 shares of common stock.
(6)	Information supplied by officers and directors.
(7)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at the Record Date, or within 60 days thereafter under our stock option plans.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged KPMG LLP, an independent registered public accounting firm, to perform an integrated audit of our consolidated financial statements as of and for the year ended December 31, 2017 and internal controls over financial reporting as of December 31, 2017. The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to the stockholders for ratification on an advisory basis as a matter of good corporate practice. If our stockholders do not ratify the selection, our Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, our Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Nutrisystem and our stockholders. Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

The aggregate fees billed to the Company for professional services rendered for the years 2017 and 2016 were as follows:

Audit Fees

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2017, the audit of internal control over financial reporting as of December 31, 2017 and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2017 were $605,000. In addition, the aggregate fees billed by KPMG LLP for professional services associated with their consent issuance relating to our LTI Plan were $10,000 during 2017.

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2016, the audit of internal control over financial reporting as of December 31, 2016 and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2016 were $525,000.

Audit-Related Fees

There were no fees for audit-related services in 2017 or 2016.

Tax Fees

There were no fees for tax services, including tax consulting, in 2017 or 2016.

All Other Fees

Other than the services described above, KPMG LLP did not provide any other services to the Company in 2017 or 2016.

Pre-approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, as amended, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. To implement these provisions of the Sarbanes-Oxley Act of

2002, as amended, the SEC has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the SEC. Based solely on our review of our records and other publicly available information, during the year ended December 31, 2017, all of the Company’s directors, executive officers, and greater than 10% stockholders complied with all Section 16(a) filing requirements, except that Ms. Zier, Mr. Monahan and Ms. Krausz each filed one late Form 4 on June 16, 2017 relating to the certification of achievement of certain performance goals subject to continued employment through December 31, 2017.

RELATED PARTY TRANSACTIONS

We are not aware of any transaction since January 1, 2017 required to be reported as a related party transaction.

The Company has adopted a Code of Conduct, which is intended to promote legal compliance and ethical behavior of all of the Company’s employees, NEOs and directors. Article XII of the Nutrisystem, Inc. Code of Conduct requires that our Audit Committee, which is composed of independent directors, review and approve all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, before such transaction is consummated.

Pursuant to Section III.D. of the Company’s Audit Committee Charter, and in accordance with Nasdaq Rule 5630(a), our Audit Committee is responsible for reviewing and approving all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, brought to the Audit Committee’s attention by management before such transaction is consummated.

The Audit Committee has not adopted any specific written procedures for conducting the review of related party transactions. Rather, each transaction is considered in light of the specific facts and circumstances presented. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one or more of the Company’s officers or directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

ANNUAL REPORT

A copy of our Annual Report is being mailed to our stockholders with this Proxy Statement.

NUTRISYSTEM, INC.

PROXY CARD

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dawn M. Zier and Ralph J. Mauro, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock to which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/ntri2018 on Wednesday, May 9, 2018 at 10:00 a.m. (ET) and at any adjournment or postponement thereof, as follows:

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Internet – Please access www.proxyvote.com, and follow the instructions. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

2. Vote by Telephone – Please call 1-800-690-6903 on a touch-tone phone (toll-free in the U.S. and Canada; standard rates will apply elsewhere). Please follow the instructions. You will be required to provide the unique control number printed above.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

3. Vote by Mail – If you do not wish to vote over the Internet, please sign, date and return this proxy card in the envelope provided.

1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Michael D. Mangan, Brian P. Tierney, Andrea M. Weiss and Dawn M. Zier.

2.	APPROVE ON AN ADVISORY BASIS OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	RATIFY ON AN ADVISORY BASIS KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to the United States Securities and Exchange Commission rules, and any adjournment or postponement thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee, “FOR” Proposal 2, and “FOR” Proposal 3.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

, 2018
Date

Signature

Signature